Exhibit 28(j)

SPICER JEFFRIES LLP

Certified Public Accountants

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Prospectus and the Statement of Additional Information of the USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund and Subsidiary (“SDCI”) (a series of the USCF ETF Trust, the “Trust”, and the “Fund”), of our report dated August 26, 2020 relating to the consolidated statement of assets and liabilities, including the consolidated schedule of investments as of June 30, 2020, and the related consolidated statements of operations for the year ended June 30, 2020, consolidated statement of changes in net assets for the years ended June 30, 2020 and 2019, and consolidated financial highlights for the years ended June 30, 2020 and 2019 and the period from inception (May 2, 2018) through June 30, 2018, and the related notes and schedules and to the reference to our Firm as the Fund’s “independent registered public accounting firm”.

/s/ Spicer Jeffries LLP

Denver, Colorado

October 27, 2020